SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of Report (Date of                   Commission File
Earliest event reported):                   Number:
May 25, 1999                               0-9599


HIA, Inc.
(Exact name of registrant as specified in its charter)

New York                                          16-1028783
State or other jurisdiction of I.R.S             (Employer
Incorporation or organization)             Identification Number)

4275 Forest Street
Denver, Colorado 80216
(Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:
(303) 394-6040


Item 5.  Other Events

On May 25th, 1999, HIA,Inc. (the Company or HIA) acquired all of the common stock issued and outstanding of Western Pipe Supply, Inc. (WPS), a privately-held corporation established under the laws of Colorado, for a purchase price of $2,662,495. Of the total purchase price, $1,485,385 was paid in cash directly to the seller and $1,177,110 was in the form of a subordinated promissory note taken by the seller with a ten year amortization schedule bearing interest at 8% per annum. The cash paid to seller was financed in part by additional borrowings on HIA's existing line of credit from Norwest Bank Denver of $927,888 (of which $442,504 was the amount required to pay off the seller's existing line of credit with Colorado Business Bank secured by all existing assets of WPS) and a $1,000,000 five year note payable to the Norwest Bank of Denver amortized monthly bearing interest at an 8.25% fixed rate.

A portion of the common stock of WPS was pledged as collateral for the promissory note given to the seller as part of the purchase price.

The Company incurred direct costs, including legal and audit fees, totaling $82,309.

The acquisition was recorded using the purchase method of accounting by which the assets are valued at fair market value at the date of acquisition. The operating results of the financial statements of the Company reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $1,695,245 and a non-compete agreement of $150,000 that are being amortized on a straight line basis over ten years. The Company has not completed the review of the purchase price allocation and will determine the final allocation, if different, prior to the end of fiscal year November 30, 1999.

Item 7.  Financial Statements and Exhibits

Item 7(a). Financial Statements of Business Acquired.

Filed herewith as a part of this report are the financial statements of Western Pipe Supply, Inc. (i) Report of Independent Certified Accountants, (ii) Balance Sheets as of March 31, 1999 (unaudited), December 31, 1998 and 1997 (iii) Statements of Operations for the three months ended March 31, 1999 and 1998 (unaudited) and for the years ended December 31, 1998 and 1997, (iv) Statements of Changes in Stockholder's Equity (Deficit) for the three months ended March 31, 1999 (unaudited) and for the years ended December 31, 1998 and 1997, (v) Statements of Cash Flows for the three months ended March 31, 1999 and 1998 (unaudited) and for the years ended December 31, 1998 and 1997, (vi) Summary of Accounting Policies for the years ended December 31, 1998 and 1997, (vii) Notes to Financial Statements for the years ended December 31, 1998 and 1997.

Item 7(b).  Pro Forma Financial Information.

Filed herewith as a part of this report are the Company's Pro Forma Condensed Consolidated Statements of operations for the six months ended May 31, 1999 (unaudited) and for the year ended November 30, 1998 and the notes thereto.

Report of Independent Certified Public Accountants


To the Stockholders of
Western Pipe Supply Co., Inc.
Longmont, Colorado

We have audited the accompanying balance sheets of Western Pipe Supply Co., Inc. (the "Company") as of December 31, 1998 and 1997 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Pipe Supply Co., Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP


Denver, Colorado
April 23, 1999, except for
  Note 8 which is dated May 25, 1999

Western Pipe Supply Co., Inc.
Balance Sheets
                                             March 31,          December 31,
                                               1999          1998         1997
                                           (Unaudited)
Assets (Note 1)

Current assets:
Cash                                        $ 187,643      $ 11,703     $ 11,214
Accounts receivable, less allowance of
 $10,300,$10,300 and $20,500
 for possible losses                          606,549       418,407      373,233
Inventories, less allowance of $50,200
 For obsolescence in 1999 and 1998          1,466,473     1,040,516    1,212,386
Note receivable, stockholder (Note 3)               -       326,001      252,689
Other current assets                           15,945        15,945       14,640
                                             --------       -------      ------

Total current assets                        2,276,610     1,812,572    1,864,162
                                            ---------     ---------    --------




Property and equipment (Note 2):
Furniture and office equipment                554,877       547,919      537,515
Vehicles                                      152,055       132,055      151,306
Leasehold improvements                         99,885        97,436       97,436
                                             --------      --------      ------

                                              806,817       777,410      786,257
Less accumulated depreciation and
Amortization                                  607,882       572,112      444,321
                                             --------       -------      ------

Net property and equipment                    198,935       205,298      341,936
                                          $ 2,475,545   $ 2,017,870  $ 2,206,098
                                         ------------   -----------  ----------

                                         ------------   -----------  ----------

See accompanying summary of accounting policies and notes to financial statements.

                                             March 31,          December 31,
                                               1999          1998         1997
                                           (Unaudited)
Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Note payable, stockholder (Note 3)        $         -   $ 1,254,314  $   914,314
Line-of-credit (Note 1)                       540,000       390,000      810,000
Accounts payable                            1,079,719       341,343      453,950
Accounts payable, related party (Note 3)            -             -       14,000
Checks written against future deposits              -         3,455        3,078
Accrued liabilities                            83,782        92,112       95,553
Current portion of notes payable (Note 4)           -         2,402       16,748
Current portion of capital lease
obligations (Note 2)                           44,054        42,971       38,898
                                            ---------       ------        -----

Total current liabilities                   1,747,555     2,126,597    2,346,541
                                            ---------     ---------    --------

Notes payable, less current portion
(Note 4)                                            -             -        2,402
Capital lease obligations, less current
portion (Note 2)                               11,716        23,145       66,116
                                              -------       -------      ------

Total liabilities                           1,759,271     2,149,742    2,415,059
                                            ---------    ----------    --------

Commitments and contingency
(Notes 2, 3 and 9)
Stockholders' equity(deficit)
Class A common stock, no par value;
50,000 shares authorized;
22,500, 4,104 and 4,104 issued
and outstanding                             1,349,713             -            -
Class B common stock, no par value;
100,000 shares authorized;
0, 48,296 and 48,296 issued and outstanding         -       414,640      414,640
Accumulated deficit                          (633,439)     (546,512)   (623,601)
Total stockholders' equity (deficit)          716,274      (131,872)   (208,961)
                                             --------      --------     -------

                                          $ 2,475,545   $ 2,017,870  $ 2,206,098
                                          -----------   -----------  ----------

                                          -----------   -----------  ----------

See accompanying summary of accounting policies and notes to financial statements




Western Pipe Supply Co., Inc.
Statements of Operations
                                   Three Months Ended            Years Ended
                                        March 31,                December 31,
                                  1999           1998       1998
1997
                                      (Unaudited)
Revenues:
Net sales                     $ 1,297,106   $ 919,405   $ 6,268,790  $ 5,601,873
Cost of sales (Note 6)            940,174     665,077     4,316,765    3,854,183
                               ----------    --------   -----------   ---------

Gross profit                      356,932     254,328     1,952,025    1,747,690
                                 --------    --------     ---------    --------

Costs and expenses:
Selling, general and
administrative                    366,100     327,923     1,585,840    1,595,236
Lease expense, related party
(Note 3)                           37,500      43,408       162,772      150,000
                                  -------      ------       -------      ------

Total costs and expenses          403,600     371,331     1,748,612    1,745,236
                                  -------     -------     ---------    --------

Income (loss) from operations     (46,668)   (117,003)      203,413        2,454
Other income (expense):
Interest income                     4,496       5,724        29,772       13,999
Interest expense                  (11,755)    (22,621)      (73,053)   (104,549)
Interest expense, related party
(Note 3)                          (33,000)    (22,000)      (95,970)    (68,590)
Gain on sale of vehicles (Note 3)       -      12,927        12,927            -
                                   -------    -------        ------     ------

Total other income (expense)      (40,259)    (25,970)     (126,324)   (159,140)
                                  --------    -------       --------    -------

Income (loss) before
income tax expense                (86,927)   (142,973)       77,089    (156,686)
Taxes on income (Note 5)                -           -             -            -
                                   -------   --------        ------     --------
Net income (loss)               $ (86,927) $ (142,973)     $ 77,089  $ (156,686)
                                ---------- -----------     --------  ----------

                                ---------- -----------     --------  ----------

See accompanying summary of accounting policies and notes to financial statements.

Western Pipe Supply Co., Inc.
Statements of Stockholders' Equity (Deficit)

                                        Class A                   Class B
Three Months Ended
 March 31, 1999 (Unaudited)           Common Stock             Common Stock
and Years Ended
December 31,1998 and 1997          Shares       Amount       Shares
Amount
                                                                 .
Balance, January 1, 1997            4,104  $        -        48,296   $  414,640
Net loss                                -           -             -            -
                                    -----    --------        -------   --------

Balance, December 31, 1997          4,104           -        48,296      414,640
Net income                              -           -             -            -
                                    -----   ---------        -------   ---------
Balance, December 31, 1998          4,104           -        48,296      414,640
Issuance of Class B common stock
for the conversion of note payable,
stockholder (Note 3) (Unaudited)        -           -        94,830      935,073
Conversion of Class B common stock
Into Class A common stock
(Note 3) (Unaudited)               18,396    1,349,713     (143,126) (1,349,713)
Net loss (Unaudited)                    -            -            -            -
                                   ------    ---------      -------  ----------

Balance, March 31, 1999
(Unaudited)                        22,500   $1,349,713    $       -  $         -
                                   ------   ----------    --------   ----------

                                   ------   ----------    --------   ----------

See accompanying summary of accounting policies and notes to financial statements.



                                                                     Total
Three Months Ended March 31, 1999 (Unaudited)  Accumulated        Stockholders'
And Years Ended December 31, 1998 and 1997       Deficit        Equity
(Deficit)
Balance, January 1, 1997                     $    (466,915)        $    (52,275)
Net Loss                                          (156,686)            (156,686)
                                               ------------            --------

Balance, December 31, 1997                        (623,601)            (208,961)
Net income                                          77,089               77,089
                                                   -------              -------

Balance, December 31, 1998                        (546,512)            (131,872)
Issuance of Class B common stock for
the conversion of note payable,
stockholder (Note 3) (Unaudited)                         -              935,073
Conversion of Class B common stock into
Class A common stock (Note 3) (Unaudited)                -                    -
Net loss (Unaudited)                              (86,927)              (86,927)
                                                  --------              -------

Balance, March 31, 1999 (Unaudited)          $   (633,439)         $    716,274
                                                 --------              --------

                                                 --------              --------

See accompanying summary of accounting policies and notes to financial statements.

Western Pipe Supply Co., Inc.
Statements of Cash Flows

Increase (Decrease) in Cash

                                    Three Months Ended           Years Ended
                                         March 31,               December 31,
                                  1999           1998       1998
1997
                                        (Unaudited)
Operating activities:
Net income (loss)             $  (86,927)  $ (142,973)   $  77,089  $  (156,686)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization     35,770       38,420      143,081       153,679
Amortization of covenant
not to compete                         -            -            -        40,000
Bad debt expense (recovery)            -            -      (10,173)        9,807
Allowance for inventory obsolescence   -            -       50,168             -
Gain on sale of vehicles               -      (12,927)     (12,927)            -
Changes in operating assets and liabilities:
Accounts receivable             (188,142)    (123,988)     (35,001)      (9,113)
Inventories                     (425,957)    (375,495)     121,702      (44,670)
Other current assets                   -      (11,187)      (1,305)        3,784
Accounts payable                 738,376      677,743     (112,609)       96,996
Accounts payable, related party        -      (14,000)     (14,000)       14,000
Accrued liabilities                8,330       40,838       (3,441)       49,602
                                  ------       ------       ------        -----

Net cash provided by
operating activities              81,450       76,431      202,584       157,399
                                 -------       ------      -------       ------

Investing activities:
Repayments (advances) on note receivable,
Stockholder                       (9,900)       7,615      (57,939)    (121,759)
Purchase of property
and equipment                    (29,407)     (17,789)     (25,088)     (72,795)
Proceeds from sale of vehicles         -       16,200       16,200            -
                                  -------      ------       ------      --------
Net cash provided by (used in)
investing activities             (39,307)       6,026      (66,827)    (194,554)
                                 -------        -----      -------     --------





Increase (Decrease) in Cash
                                    Three Months Ended           Years Ended
                                         March 31,               December 31,
                                  1999           1998       1998           1997
                                        (Unaudited)
Financing activities:
Net borrowings on line of credit 150,000      (60,000)    (420,000)    (135,809)
Proceeds from notes payable            -            -            -       20,000
Repayments on notes payable       (2,402)      (4,804)     (16,746)     (69,778)
Proceeds from note payable,
stockholder                            -            -      340,000      304,500
Repayments on capital
lease obligations                (10,346)      (9,563)     (38,899)     (33,953)
Checks written against
future deposits                   (3,455)      (3,078)         377      (38,186)
                                  ------       -------        ----      -------

Net cash provided by (used in)
financing activities             133,797      (77,445)    (135,268)      46,774
Increase in cash                 175,940        5,012          489        9,619
Cash, beginning of year           11,703       11,214       11,214        1,595
                                 -------       ------       ------        -----

Cash, end of year              $ 187,643     $ 16,226     $ 11,703     $ 11,214
                                --------     --------     --------     --------
                                --------     --------     --------     --------
============================================================================
See accompanying summary of accounting policies and notes to financial statements.

Western Pipe Supply Co., Inc.
Summary of Accounting Policies
Information as to the Three Months Ended
March 31, 1999 and 1998 is Unaudited

Business

Western Pipe Supply Co., Inc. (the "Company") incorporated in the state of Colorado on February 14, 1977 is a wholesale distributor of turf irrigation equipment and commercial, industrial and residential well pumps and equipment in Colorado.

Unaudited Interim Financial Statements

In the opinion of management, the unaudited interim consolidated financial statements for the three months ended March 31, 1999 and 1998 are presented on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the interim period ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company invests temporary cash in demand deposits with federally insured financial institutions. Such demand deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

As of December 31, 1998, one customer represented approximately 11% of total accounts receivable. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Generally, the Company does not require collateral from its customers.




Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Inventories

Inventories consist of wholesale goods held for resale which are primarily valued at the lower of cost (as determined using the first-in, first-out method) or market.

Depreciation, Amortization, Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Amortization on leasehold improvements is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation or accumulated amortization of disposed assets are eliminated from the respective accounts and the resulting gain or loss is included in the statement of operations. Depreciation and amortization expense was $36,104 and $38,420 for the three months ended March 31, 1999 and 1998 and $143,081 and $153,679 for the years ended December 31, 1998 and 1997.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the assets and its eventual disposition is less than the carrying amount of the assets, an impairment loss is recognized and measured using the asset's fair value.

Revenue Recognition

The Company recognizes revenue at the time products are shipped to customers in the normal course of business.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"). Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Stockholders' Equity (Deficit)

The Company has two classes of common stock as follows: Class A Common Stock-The Company has authorized for issuance 50,000 shares of voting no par value Class A common stock. Each stockholder of Class A common stock is entitled to a pre-emptive right to subscribe and acquire Class A common stock as defined. Class B Common Stock-The Company has authorized for issuance 100,000 shares of voting no par value Class B common stock. Each stockholder of Class B common stock has no pre-emptive right to subscribe to or to acquire additional Class B common stock.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid in capital and distributions to stockholders. The adoption of SFAS No. 130 does not impact the Company's financial statements for the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and 1997.

Statements of Cash Flows

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Western Pipe Supply Co., Inc.
Notes to Financial Statement
Information as to the Three Months Ended March 31, 1999 and 1998 is Unaudited.

1.  Line-of-Credit

The Company has a line-of-credit agreement with a bank which expires June 30, 1999. The current available loan amount is the lesser of $750,000 or the computed borrowing base, as defined. The line-of-credit provides for interest at the bank's index rate (7.25% at December 31, 1998) plus 1.5%. The agreement is collateralized by substantially all of the Company's assets. The agreement is also guaranteed by the stockholders of the Company.

The agreement contains several covenants which, among other things, require that the Company maintain certain financial ratios and minimum net worth as defined in the line-of-credit agreement. As of March 31, 1999, December 31, 1998 and 1997, the Company was either in compliance with these covenants under the line-of-credit agreement or has obtained applicable waivers.

As of March 31, 1999, December 31, 1998 and 1997, $540,000, $390,000 and
$810,000 were outstanding under the line-of-credit agreement.

2. Capital Lease Obligations
The Company leases computer equipment and software under various capital lease agreements. The initial lease terms under these capital lease obligations are five years. As of March 31, 1999, December 31, 1998 and 1997, the capital leases consisted of $186,885 of computer equipment and software net of accumulated amortization of $143,278, $133,934 and $96,557.

The following is a schedule, by year, of future noncancellable minimum payments required under the capital leases, together with the present value of the related payments as of December 31, 1998.

Years Ending December 31,


1999                                                      $ 47,649
2000                                                        23,824


                                                            71,473
                                                            ------

Less amount representing interest                            5,357
Present value of minimum lease payments                     66,116
Less current portion                                        42,971
                                                           -------
Long-term capital lease obligations                       $ 23,145
                                                          --------
                                                          --------
2. Related Party Transactions

Note Receivable and Note Payable, Stockholder As of December 31, 1998 and 1997, the Company's majority stockholder and president owed
$326,001 and $252,689 to the Company primarily for advances made to him by the Company. The note bore no interest and was due on demand.


During 1998, the Company sold a vehicle to its majority stockholder for $15,373. In lieu of cash proceeds, the Company increased the note receivable due from the stockholder. The Company recognized a $3,843 gain from the sale.

As of December 31, 1998 and 1997, the Company also owed $1,254,314 and $914,314 to this majority stockholder and president of the Company. The note bore interest at a variable rate which ranges from 6% to 9% and was due on demand. For the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and 1997, the Company incurred $33,000, $22,000, $95,970 and $68,590 in interest expense on the note payable. As of December 31,
1997, the Company owed $32,590 in accrued interest on the note payable. As of March 31, 1999 and December 31, 1998, no accrued interest was due under the note payable.

During March 1999, this majority stockholder and president of the Company converted his note payable and his note receivable into 94,830 shares of Class B common stock. On March 29, 1999, the Company converted all of its outstanding Class B common stock into 18,396 shares of Class A common stock.

Lease Expense

The Company has month-to-month verbal agreements to lease office and warehouse space from two companies owned by the stockholders of the Company and from a company owned by the majority stockholder's father. For the three months ended March 31, 1999 and 1998 and for the years ended December 31, 1998 and 1997, the Company incurred $37,500, $43,408, $162,772 and $150,000 in lease expense with the related parties. As of December 31, 1997, the Company owed $12,500 in unpaid rent to related parties under these agreements. As of March 31, 1999 and December 31, 1998, no amounts were due to the related parties under these agreements.

4. Notes Payable

Notes payable as of December 31, 1998 and 1997 consist of the following:


December 31,                                        1998            1997
Note payable to bank payable in monthly
payments of $1,203 including interest
at 10%.  The note was collateralized
by a vehicle and was paid off on
February 22, 1999                                   $   2,402    $  15,816

Other                                                      -         3,334


Total                                                   2,402       19,150

Less current portion                                    2,402       16,748
---------------------------------------------------------------------------
Total long-term portion                             $       -    $   2,402
============================================================================

5. Taxes on Income

Taxes on income (benefit) consisted of the following:

                               Three Months Ended        Years Ended
                                   March 31,            December 31,
                                1999        1998       1998         1997
Current:
 Federal                      $      -     $     -     $    -      $    -
 State                               -           -	         -           -

Deferred:
 Federal                       (28,000)      (48,000)      17,000    (47,000)
 State                          (3,000)       (5,000)       2,000     (2,000)

-------------------------------------------------------------------------
                               (31,000)       53,000       19,000    (49,000)
Change in valuation
allowance                       31,000        53,000      (19,000)    49,000
--------------------------------------------------------------------------
                             $      -      $      -   $     -    $     -

A reconciliation of taxes on income (benefit) computed at the federally statutory rate to the effective tax rate is shown below:

                                 Three Months Ended            Years Ended
                                       March 31,               December 31,
                                     1999        1998       1998        1997

Taxes on income (benefit)
computed at the federal
statutory rate                   $   (29,000) $ (48,000) $  26,000  $ (53,000)
State income tax expense
(benefit), net of
federal benefit                       (1,000)    (2,000)     2,000     (5,000)
Increase (decrease) in
valuation allowance                   31,000     53,000    (19,000)    49,000
Other                                 (1,000)     3,000     (9,000)     9,000
-------------------------------------------------------------------------------
Taxes on income (benefit)        $       -    $      -   $      -	  $       -


Temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities that give rise to significant portions of the net deferred tax asset at March 31, 1999, December 31, 1998 and 1997 relate to the following:

                                             1999           1998        1997
Net operating loss
Carryforwards                          $    202,000    $  172,000     $210,000
Contribution carryforwards                    6,000         6,000        6,000
Intangible asset                             32,000        33,000       36,000
Accrued liabilities                          14,000        16,000       22,000
Accounts receivable                           4,000         4,000        8,000
Inventories                                  19,000        19,000            -
Property and equipment                       (3,000)       (7,000)    (20,000)
-----------------------------------------------------------------------------
                                            274,000       243,000     262,000
Valuation allowance                        (274,000)     (243,000)   (262,000)
-----------------------------------------------------------------------------
Net deferred tax asset                 $          -    $        -    $       -
                                       ------------    ----------    ---------
                                       ------------    ----------    ---------



As of December 31, 1998, the Company had available federal net operating loss carryforwards of approximately $440,000 and state net operating loss carryforwards of approximately $627,000. The net operating loss carryforwards expire through 2012. The net operating losses are subject to various limitations imposed by the rules and regulations of the Internal Revenue
Service. A valuation allowance equal to the net deferred tax asset has been recorded as management of the Company has not been able to determine that it is more likely than not that the net deferred tax asset will be realized.

6. Economic Dependency

During 1998, the Company purchased approximately 15%, 14% and 10% of its products from three manufacturers, and during 1997, the Company purchased approximately 20%, 11% and 11% of its products from three manufacturers. However, management believes the products purchased can be obtained from other competing manufacturers but not necessarily as a consolidated product group.


7. Supplemental Disclosures of Cash Flow Information
                           Three Months Ended            Years Ended
                                 March 31,               December 31,
                            1999     1998              1998          1997
----------------------------------------------------------------------------
Cash paid during
 the year for:
  Interest                $ 44,755   $  44,621     $ 201,613  $   140,549
  Income taxes                  -           -              -            -

Noncash financing activities are summarized as follows:

During 1999, the Company offset its $319,241 note receivable, stockholder against its note payable, stockholder. Also, during 1999, the Company converted its $935,073 note payable, stockholder into shares of Class B common stock. Finally, during 1999, the Company converted $1,349,713 in Class B common stock into 18,396 shares of Class A common stock.

For the three months ended March 31, 1998 and for the year ended December 31, 1998, the Company increased its note receivable, stockholder by $15,373 from the sale of a vehicle to the majority stockholder (see Note 3).

8.Subsequent Event

On March 25, 1999, HIA, Inc. acquired all of the issued and outstanding common stock of the Company for a total purchase price of $2,662,495.

9.Year 2000 Issues (Unaudited)

Like other companies, the Company could be adversely affected if the computer systems the Company, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations. The Company has updated its business technologies to be ready for the Year 2000.


Item 7(c). Exhibits.

The following exhibits were filed with the SEC on June 9, 1999 as part of an 8-K filing in regards to the acquisition of Western Pipe Supply, Inc. by the Company.

1. Stock Purchase Agreement between Bruce J. Grinnell, Jr., as Seller, CPS Distributors, Inc., as Buyer, and HIA, Inc., as Guarantor dated as of March
30, 1999.
2. Second Amended and Restated Credit Agreement dated as of May 25, 1999 among CPS Distributors, Inc., Water Systems, Inc., Western Pipe Supply Co., Inc., and Norwest Bank Colorado, National Association.
3. Amended and Restated Guaranty by the Company dated May 25, 1999 by HIA, Inc. for the benefit of Norwest Bank Colorado, N.A.


HIA, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated statements of operations give effect to the acquisition by the Company of Western Pipe Supply, Inc. (WPS) and are based on the estimates and assumptions set forth herein and in the notes to such Unaudited Pro Forma financial statements. This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein as well as pro forma adjustments as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future.

The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and do not purport to represent what the Company's results of operations would have been had the acquisition described herein occurred on the dates indicated for any future period or at any future date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements of the Company and the historical financial statements of WPS contained elsewhere herein.

The unaudited pro forma condensed statements of operations for the six months ended May 31, 1999 and for the year ended November 30, 1998 assume that the acquisition was consummated as of December 1, 1997.

Acquisitions

On May 25, 1999, the Company acquired from Bruce J. Grinnell, Jr. all of the issued and outstanding common stock of WPS, a Colorado corporation, for a purchase price of $2,662,495. Of the total purchase price, $1,485,385 was paid in cash and $1,177,110 was in the form of a subordinated promissory note, ten year amortizing bearing interest at 8% per annum. The subordinated promissory note is secured by a portion of the outstanding common stock of WPS. The cash portion of the purchase price was paid, in part, from additional borrowings on the Company's existing line of credit from Norwest Bank Denver and with the proceeds of a new $1,000,000 loan from Norwest Bank Denver which is repayable over five years with interest at 8.25% per annum. In addition, the Company borrowed $442,504 against the line of credit with Norwest Bank Denver to refinance WPS' bank debt.

The Company incurred direct costs, including legal and audit fees, totaling $82,309. The acquisition was recorded using the purchase method of accounting by which the assets are valued at fair market value at the date of acquisition.

WPS is engaged in the business of distributing plumbing, irrigation and sprinkler supplies. It has locations in Boulder and Longmont, Colorado. The assets of WPS consist primarily of inventories, accounts receivables and the equipment and trade fixtures in its two locations. WPS leases the land and buildings it occupies from partnerships of which Mr. Grinnell, former owner of WPS, is a partner. The Company intends to continue the business of WPS substantially in accordance with past practices, with modification to fit the Company's systems and procedures. Mr. Grinnell did not continue his employment with WPS.



HIA, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
Six months Ended May 31, 1999.


                   HIA            WPS
                Six Months        Six Months
                Ended 5/31/99     Ended 5/31/99
                                      (9)       Adjustments   Pro forma
              ----------------   -------------- ----------- -----------
Net sales       $8,746,960      $3,188,096                 $11,935,056
Cost of sales    6,087,268       2,256,801                   8,344,069
                ----------      ----------                 -----------
Gross profit     2,659,692         931,295                   3,590,987

Selling, general
and administrative
expenses         2,494,368         903,129    (1)(45,000)    3,444,759
                 ---------        --------                   ---------
                                              (6) 84,762
                                              (7)  7,500

Operating income   165,324          28,166                     146,228

Other income (expense)
  Interest income   14,224          11,031                      25,255
  Interest expense (35,785)        (20,933)   (4)(39,235)     (161,804)
                                              (5)(19,416)
                                              (3)(46,435)
  Interest expense,
   related party       -0-         (55,000)   (2) 55,000          -0-
  Misc. income      9,921           10,074                     19,995
                   -------         --------                    ------
Total other
  income (expense) (11,640)       ( 54,828)                  (116,554)
                   --------        --------                   --------
Income before income
    tax expense    153,684        ( 26,662)                    29,674

Income tax expense  76,000              -0-     (8)(76,000)         -0-
                 --------         ----------                  ---------
Net income (loss)  $77,684       $ (26,662)                    $29,674
                 =========         ==========                  ========
Net income
 per share
  Basis and
   diluted      $     .01                                      $    .01
                =========                                      ========

Basis and diluted
  weighted
  average number
   of shares
  outstanding 9,753,261                                       9,753,261
             ===========                                      =========





HIA, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
Twelve Months Ended November 30, 1998 (HIA) and December 31, 1998   (WPS)

                     HIA           WPS
                Twelve Months  Twelve  Months
               Ended 11/30/99  Ended 12/31/99
                                               Adjustments    Pro Forma
             ----------------- --------------- -----------    ---------
Net sales     $18,786,235      $6,268,790                   $25,055,025
Cost of sales  13,137,035       4,316,765                    17,453,800
              -----------      ----------                   -----------
Gross profit    5,649,200       1,952,025                     7,601,225

Selling, general
and
 administrative
  expense       4,893,448       1,748,612    (1)(150,800)     6,675,784
               ----------      ----------                     ---------
                                             (6) 169,524
                                              (7) 15,000
Operating income  755,752         203,413                       925,441

Other income (expense)
  Interest income  18,327          29,772                        48,099
  Interest       (135,668)        ( 73,053)   (3)(91,274)     (413,876)
  expense                                     (4)(75,049)
                                              (5)(38,832)
  Interest expense,
   related party      -0-          (95,970)   (2) 95,970          -0-
  Misc. income     25,768           12,927                      38,695
                ---------          -------                     -------
Total income
(expense)         (91,573)        (126,324)                   (327,082)
                 ---------        ---------                   ---------
Income before
income
tax expense       664,179           77,089                    598,359

Income tax
expense            246,240                    (8) (66,240)    180,000
                 --------         ---------                  ---------
Net income        $417,939        $ 77,089                   $418,359
                ==========         =======                   ========
Net income
 per share
  basis and
 diluted          $    .04                                    $  .04
                 =========                                   ========

Basis and
 Diluted
  weighted average
  number of shares
  outstanding    9,695,261                                 9,695,261
                ==========                                 =========


HIA, INC.
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations


Note A.  Purchase Price Allocation


The following is the preliminary allocation of the purchase price based on the fair value of the assets acquired and the liabilities assumed.

Allocation of purchase price:
                Cash                              $      190,864
                Accounts receivable, net                 806,102
                Inventories                            1,327,859
                Other current assets                      15,946
                Property and equipment                   177,545
                Goodwill                               1,695,245
                Non-compete agreement                    150,000
                                                   --------------
                                                       4,363,561
                Less:
                Accounts payable                       1,051,941
                Other current liabilities                101,167
                Line of credit                           442,504
                Long-term obligations                     23,145
                                                    ------------
       Total purchase price                       $    2,744,804
                                                   ==============

The financial statements of the Company reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $1,695,245 and a non-compete agreement of $150,000 that are being amortized on a straight line basis over ten years. The Company has not completed the review of the purchase price allocation and will determine the final allocation, if different, prior to the end of the fiscal year, November 30, 1999.




HIA, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations


Note B.  Unaudited Pro Forma Condensed Statement of Operations (cont'd)

The following pro forma adjustments to the condensed consolidated statements of operations are as if the acquisition had been completed at the beginning of the periods presented and are not indicative of what would have occurred, had the acquisition actually been made as of such date. WPS was acquired on May 25, 1999, therefore, the results of operations for the period from May 25, 1999 to May 31, 1999 are included in the historical results of the Company for the six months ended May 31, 1999.


For Time Period Specified on the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

(1) To remove prior WPS owner's salary and related payroll and employee benefit expenses. Mr. Grinnell did not continue his employment with WPS.

(2) To remove interest expense incurred on a note payable to WPS's owner as the note payable was converted into common stock prior to the sale of WPS to the Company.

(3) To record accrual of interest expense on promissory note payable to former WPS owners. Face amount of note is $1,177,110, bearing interest at 8% per annum, amortized over ten years, equal monthly payments of $14,281.59.

(4) To record accrual of interest expense on promissory note payable to Norwest Bank Denver. Face amount of note is $1,000,000, bearing interest at 8.25% per annum, amortized over five years, equal monthly payments of $20,336.27.

(5) To record accrual of interest expense on the additional funds borrowed on the Company's existing line of credit to effect the acquisition in the amount of $485,385. Current interest rate is 8% per annum adjusted to equal the prime lending rate on a monthly basis.

(6) To amortize goodwill ($1,695,245) ratably over a ten year period on a straight line basis.

(7) To amortize non-compete ($150,000) ratably over a ten year period on a straight line basis.

(8) To adjust federal and state income taxes to reflect the effect of the above adjustments.

(9) WPS's historical statement of operations reflect six month's of operations from December 1, 1998 to May 31, 19999.

Signatures




Pursuant to the requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned, thereunto duly authorized.


HIA, Inc.  (Registrant)



                                    Date    August 4, 1999

By _________________________
                                       Alan C. Bergold, President